FOR IMMEDIATE RELEASE:

                    Airtrax Closes on $1.3 Million Financing
       -- Proceeds to Fuel International Production and Market Expansion--

HAMMONTON, NJ: November 29, 2004: Airtrax, Inc. (OTC BB: AITX), a developer of patented, omni-directional technology with military and commercial applications, announced today that the Company has received financing of $1,312,000 from institutional investors. The offering was facilitated by First Montauk Securities Corp., an NASD member firm. The Company was represented by Sichenzia Ross Friedman Ferrence LLP in this transaction. Additional details can be found in the Company's Form 8-K, available at http://www.sec.gov.

Peter Amico, Airtrax President and CEO, stated, "Proceeds will be used primarily to fund our recently acquired European operations of Filco GmbH, in addition to working capital. Located in Mulheim a.d. Ruhr, Germany, Filco GmbH is a state-of-the-art manufacturing plant that spans 235,000 sq. feet. We are excited to expand our U.S. production and marketing of the world's first commercial omni-directional forklift, the Sidewinder(TM) to this facility. In addition to domestic market penetration, we plan to market to Filco's existing dealership network overseas, and to import Filco's existing, standard lift trucks to the United States."

About Airtrax, Inc.

A U.S.-based developer of omni-directional technology, Airtrax designs and manufactures omni-directional vehicles. A patented wheel was designed and developed by Airtrax after receiving a technology transfer from the US Navy in the form of a Cooperative Research and Development Agreement (CRADA).

The Sidewinder (TM) Omni-Directional Lift Truck and the MEC-Airtrax Phoenix(TM) aerial work platform (AWP) are the first omni-directional vehicles using omni-directional technology and the patented Airtrax wheel to be commercially produced. Unlike any other lift truck, the Sidewinder or the Phoenix AWP can turn 360 degrees in its own footprint, allowing warehouses to utilize 20 to 30% more of existing space. The nearly maintenance-free design also drastically reduces maintenance costs, delivering tremendous cost efficiencies to companies both large and small. The omni-directional wheel is manufactured under exclusive production rights to Airtrax. For more information and to view a must-see product demonstration, visit http://www.airtrax.com.

The Private Securities Litigation Reform Act of 1995 provides a "Safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involved risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.